Exhibit 10.2

EMPLOYMENT AGREEMENT

(“Agreement”)

– by and between –

WYNN RESORTS, LIMITED

(“Employer”)

– and –

RONALD J. KRAMER

(“Employee”)

DATED:    as of April 1, 2003

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of April, 2003, by and between WYNN RESORTS, LIMITED (“Employer”) and RONALD J. KRAMER (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a corporation duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3145 Las Vegas Blvd. South, Las Vegas, Nevada 89109, and is engaged in the business of developing, constructing and operating casino resorts; and

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced executive management; and

WHEREAS, Employee is an adult individual residing at 829 Park Avenue, New York, New York 10021; and

WHEREAS, Employer has determined, based upon prior experiences with Employee, that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and

WHEREAS, Employer is willing to continue to employ Employee, and Employee is willing to continue to be employed by Employer, under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:

(a) “Affiliate”—means with respect to a specified Person (as defined in Subparagraph 1(d) below), any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition only, “control”, “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty (50%) percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b) “Anniversary”—means each anniversary date of the Effective Date during the Term of this Agreement (as defined in Paragraph 6 hereof).

(c) “Cause”—means

(i) the willful destruction by Employee of the property of Employer or an Affiliate having a material value to Employer or such Affiliate;

(ii) fraud, embezzlement, theft or comparable dishonest activity committed by Employee involving Employer or an Affiliate (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iii) Employee’s conviction by a court of competent jurisdiction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude involving Employer or an Affiliate (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iv) Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title, function and this Agreement, or Employee’s failure to comply with the lawful directions of Employer’s Board of Directors consistent with the terms of this Agreement;

(v) a willful and knowing material misrepresentation to Employer’s Board of Directors;

(vi) a willful violation of a material policy of Employer, which does or could result in material harm to Employer or to Employer’s reputation; or

(vii) Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer,

provided, however, that Employee’s disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein and provided further, however, that for purposes of this Subparagraph 1(c), no act, or failure to act, by Employee shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of Employer or any Affiliate. Employee shall have ten (10) days after receipt of a Notice of Termination to remedy the facts and circumstances claimed to provide the basis for termination for cause.

(d) “Change of Control”—means the occurrence, after the Effective Date, of any of the following events:

(i) any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder), excluding any Excluded Shareholder, is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of securities of Employer, or of any entity resulting from a merger or consolidation involving Employer, representing more than fifty (50%) percent of the combined voting power of the then outstanding securities of Employer or such entity;

(ii) the individuals who, as of the time immediately following the closing of Employer’s initial public offering, are members of Employer’s Board of Directors (the “Existing Directors”) cease, for any reason, to constitute more than fifty (50%) percent of the number of authorized directors of Employer as determined in the manner prescribed in Employer’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by Employer’s stockholders of any new director was approved by a vote of at least fifty (50%) percent of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of (x) a merger, consolidation or reorganization to which Employer is a party, whether or not Employer is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease conveyance or other disposition of all or substantially all of the assets of Employer, in one transaction or a series of related transactions, to any Person other than Employer, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (i) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (iii) if the Persons who were the stockholders of Employer immediately before consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty (50%) percent or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of Employer are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred to in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held voting stock in Employer immediately before such Transaction

For purposes of the foregoing definition of “Change in Control,” the term “Excluded Stockholder” means Wynn (as defined in Subparagraph 1(j) below), the spouse, siblings, children, grandchildren or great grandchildren of Wynn, any trust primarily for the benefit of the foregoing persons, or any Affiliate of an of the foregoing persons.

(e) “Complete Disability”—means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period as defined by Employer’s disability plan or plans.

(f) “Effective Date”—means April 1, 2003.

(g) “Good Reason”—means the occurrence of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i) Employer or an Affiliate reduces Employee’s Base Salary (as defined in Subparagraph 8(a) below);

(ii) Employer discontinues its bonus plan in which Employee participates without immediately replacing such bonus plan with a plan that is the substantial economic equivalent or such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii) Employer materially reduces the aggregate benefits or perquisites to Employee;

(iv) Employer or any of its Affiliates requires Employee to change the location of Employee’s job or office, so that Employee will be based at a location more than 10 miles from Employee’s present residence in New York, New York;

(v) Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person other than Wynn; or

(vi) any successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer and Employee absent a showing of bad faith on Employee’s part.

(h) “Gross-up Payment”—means the payment required by Exhibit 1 to this Agreement, which is incorporated herein by reference.

(i) “Separation Payment”—means an amount to the sum of (A) Employee’s Base Salary (as defined in Subparagraph 8(a) of this Agreement) for the remainder of the Term, but not less than one (1) year of Base Salary , plus (B) the bonus that was paid to

Employee under Subparagraph 8(b) for the preceding bonus period, projected over the remainder of the Term (but not less than the preceding bonus that was paid, projected over one (1) year).

(j) “Wynn” means Stephen A. Wynn.

2. PRIOR AGREEMENT. Employee and Wynn Resorts LLC are parties to an Employment Agreement (the “Prior Agreement”) dated April 1, 2002, which was assigned to Employer. The Prior Agreement terminates by its terms on March 31, 2003. This Agreement is intended to set forth the terms and conditions of Employee’s employment by Employer for the Term but shall not supercede or replace other written agreements with Employee such as Employee’s Indemnification Agreement or Time Share Agreement respecting Employer’s aircraft.

3. BASIC EMPLOYMENT AGREEMENT. Employer shall employ Employee, and Employee accepts such employment, on the terms and conditions hereinafter set forth.

4. POSITION AND DUTIES OF EMPLOYEE; PLACE OF PERFORMANCE.

(a) During the Term, Employee shall serve as President of Employer, and shall report solely and directly to Wynn. Employee’s powers and duties primarily shall be advising Wynn, Employer or any Affiliate (as defined hereinafter) respecting acquisitions, mergers, strategic planning, financial strategies and the placement of debt and/or equity, and such other powers and duties as may be agreed to between Wynn and Employee, or as may be reasonably assigned to Employee by Employer’s Board of Directors, consistent with the primary duties herein described.

(b) The principal place of employment of Employee shall be at Employer’s principal executive offices in Las Vegas, Nevada; provided, however, that Employee shall not be required to reside in Las Vegas, Nevada, and specifically shall be permitted to reside in New York, New York.

5. ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer’s Affiliates. The foregoing notwithstanding, it shall not be a violation of this Agreement for Employee to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal and family investments, or (d) perform consulting services, directly or through an affiliate, for the entities identified on Exhibit 2 to this Agreement, which is incorporated herein by reference, so long as such activities do not significantly interfere with the performance of Employee’s duties and obligations to Employer under this Agreement. It is expressly understood and agreed that, to the extent any such activities have been conducted by

Employee prior to the Effective Date, the continued conduct of such activities (or activities similar in nature and scope thereto) after the Effective Date shall be deemed not to interfere with Employee’s duties and obligations to Employer under this Agreement.

6. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of five (5) years commencing as of the Effective Date of this Agreement and terminating on the fifth Anniversary Date of the Effective Date.

7. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Paragraph 6 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

(a) the death of Employee;

(b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d) the giving of written notice by Employer to Employee of the termination of this Agreement following a denial or revocation of Employee’s License (as defined in Subparagraph 9(b) of this Agreement);

(e) the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, provided, however, that, within ten (10) calendar days after such notice, Employer must tender the Separation Payment, together with any accrued but unpaid vacation pay and any Gross-Up Payment, to Employee;

(f) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, provided, however, that, within ten (10) calendar days after the expiration of such cure period without the cure having been effected, Employer must tender the Separation Payment, together with any accrued but unpaid vacation pay and any Gross-Up Payment, to Employee;

(g) at Employee’s sole election in writing as provided in Paragraph 19 of this Agreement, as a result of both a Change of Control and Good Reason, provided, however, that, within ten (10) calendar days after Employer’s receipt of Employee’s written election, Employer must tender the Separation Payment, together with any accrued but unpaid vacation pay and any Gross-Up Payment, to Employee; or

(h) the giving of written notice by Employee to Employer of the termination of this Agreement without Cause on or after April 1, 2005.

In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 7(a), 7(b), 7(c), 7(d) or 7(h), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid through the termination date, reimbursement for expenses incurred but not paid prior to such termination, and payment of Bonus Compensation pursuant to Subparagraph 8(b)(i) earned but not paid prior to such termination. In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 7(e), 7(f) or 7(g), Employee will also be entitled to receive health benefits coverage for Employee and Employee’s dependents under the same plan(s) or arrangement(s) under which Employee was covered immediately before Employee’s termination, or plan(s) established or arrangement(s) provided by Employer or any of its Affiliates thereafter. Such health benefits coverage shall be paid for by Employer to the same extent as if Employee were still employed by Employer, and Employee will be required to make such payments as Employee would be required to make if Employee were still employed by Employer. The health benefits provided under this Paragraph 7 shall continue until the earlier of (x) the expiration of the period covered by the Separation Payment, and (y) the date Employee becomes covered under any other group health plan not maintained by Employer or any of its Affiliates; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee’s dependants may have when coverage under such group health plan would otherwise begin, coverage under this Paragraph 7 shall continue (but not beyond the period described in clause (x) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits described in this Paragraph 7, the obligations of Employer and its Affiliates under this Paragraph 7 shall be conditioned upon Employee’s timely making such an election. In the event of a termination of this Agreement pursuant to any of the provisions of this Paragraph 7, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer’s Affiliates.

Employee shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Employee under this Agreement on account of subsequent employment or earnings.

8. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) BASE SALARY. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of (i) One Million One Hundred Thousand Dollars ($1,100,000.00) per annum during the first year of the Term; (ii) One Million Two Hundred Thousand Dollars ($1,200,000.00) per annum during the second year of the Term; and (iii) One Million Three Hundred Thousand Dollars ($1,300,000.00) per annum during the third, fourth and fifth years of the Term (the “Base Salary”). Employee’s Base Salary shall be payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer. Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer may make available to Employee, including, but not limited to, those benefits described in Subparagraphs 8(b) through (g) of this Agreement. Employee’s benefits, taken as a whole, shall be no less favorable than any other executive employed by Employer or any of its Affiliates other than Wynn. Employee’s Base Salary shall be subject to merit review by Employer’s Board of Director periodically and may be increased, but not decreased, as a result of any such review.

(b) BONUS COMPENSATION.

(i) In addition to the Base Salary, Employee shall be paid a bonus of not less than fifty (50%) percent of his Base Salary for the first year of the Term earned upon the completion of third-party financing for the Macau project, provided such financing is committed on or before March 31, 2004, and payable from the first of such financing proceeds whenever received; and

(ii) In addition to the Base Salary and any bonus pursuant to Subparagraph 8(b)(i), Employee also will be eligible to receive a bonus at such times and in such amounts as Employer’s Board of Directors, in its sole and exclusive discretion, may determine, until such time as the Board may adopt a performance-based bonus plan, and thereafter in accordance with such plan. Nothing in this Agreement shall limit the Board’s discretion to adopt, amend or terminate any performance-based bonus plan at any time prior to a Change of Control.

(c) EMPLOYEE BENEFIT PLANS. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s executives during the Term. Unless prohibited by law or the terms of the applicable plan, Employee’s eligibility for medical and/or hospitalization benefits shall commence on the Effective Date of this Agreement. Nothing in this Agreement shall limit (i) Employer’s ability to exercise the discretion provided to it under any such benefit plan, or (ii) Employer’s or its Affiliates’ discretion to adopt, amend or terminate any benefit plan, at any time prior to a Change of Control.

(d) EXPENSE REIMBURSEMENT. During the Term and provided the same are authorized by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be amended, modified or changed from time to time, including first class airfare for all air travel, including flying from Employee’s residence in New York to and from Las Vegas. Such reimbursable expenses shall include, but are not limited to, (i) reasonable entertainment and promotional expenses, (ii) gift and travel expenses, (iii) dues and expenses of membership in clubs, professional societies and fraternal organizations, and (iv) the like. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s expense reimbursement policy.

(e) COMPANY AUTOMOBILE. Employer shall provide Employee with the use of an automobile when Employee is in Las Vegas, at Employer’s sole cost and expense, including the cost of providing insurance, fuel and complete maintenance for such vehicle.

(f) CORPORATE AIRCRAFT. Employee shall have the right to the personal use of Employer’s aircraft by Employee and his family, subject to Employee having entered into a separate time-sharing agreement with Employer or its Affiliate for such personal use.

(g) VACATIONS AND HOLIDAYS. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer’s standard policy, but in no event less than four (4) weeks each year of the Term, to be taken at such times as selected by Employee and approved by Employer, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s standard policy.

(h) WITHHOLDINGS. All compensation to Employee identified in this Paragraph 8 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, voluntary charitable contributions, and the like.

9. LICENSING REQUIREMENTS.

(a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Gaming Authorities”) pursuant to the provisions of the applicable gaming regulatory statutes and the regulations promulgated thereunder (the “Gaming Laws”). Employer and Employee hereby covenant and agree to use their best efforts, at Employer’s sole cost and expense, to obtain any and all approvals required by the Gaming Laws. In the event that (i) an approval of this Agreement by the Gaming Authorities is required for Employee to carry out his duties and responsibilities set forth in Paragraph 4 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Gaming Authorities, then this Agreement shall immediately terminate.

(b) Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee may be required to apply for or hold a license, registration, permit or other approval as issued by the Gaming Authorities pursuant to the terms of the applicable Gaming Laws and as otherwise required by this Agreement (the “License”). In the event Employee fails to apply for and secure, or the Gaming Authorities refuse to issue or renew, or revoke or suspend any required License, then Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections, secure the Gaming Authorities’ approval, or reinstate the License, respectively. The foregoing notwithstanding, if the source of the objections or the Gaming Authorities’ refusal to renew the License or their imposition of disciplinary action against Employee is any of the events described in Subparagraph 1(c) of this Agreement, then Employer’s obligations under this Paragraph 9 shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Paragraph 9.

(c) Employer and Employee hereby covenant and agree that the provisions of this Paragraph 9 shall apply in the event Employee’s duties require that Employee also be licensed by such relevant governmental agencies other than the Gaming Authorities.

10. RESTRICTED STOCK GRANT; STOCK OPTIONS.

(a) On the Effective Date, the Compensation Committee of the Board of Directors of Employer (the “Committee”) shall cause Employer to grant Employee an award of 189,723 shares of restricted common stock of Employer (“Restricted Stock”) under and pursuant to Employer’s 2002 Stock Incentive Plan (the “Stock Plan”). In addition to the terms of the Stock Plan (as it may be amended from time to time), any restrictions on the stock awarded will lapse with respect to one hundred (100%) percent of the shares of the Restricted Stock and such shares will become nonforfeitable on the earlier to occur of (i) May 31, 2005, provided Employee is still employed by Employer on that date, or (ii) the date Employee’s employment is terminated by reason of his death or Complete Disability, by Employer for any reason other than Cause, or by Employee under Subparagraph 7(f) or 7(g).

(b) On the Effective Date, the Committee shall cause Employer to grant Employee an option to acquire two hundred thousand (200,000) shares of Employer’s common stock (each, an “Option” and collectively the “Options”). All Options shall be granted subject to the following terms and conditions: (i) except as provided below, the Options shall be granted under and subject to the Stock Plan; (ii) the exercise price per share of each Option shall be equal to the last reported sale price of Employer’s common stock on the Nasdaq National Market (or such other principal trading market for Employer’s common stock) at the close of the trading day immediately preceding the date as of which the grant is made; (iii) the Options shall be vested and exercisable as to twenty five (25%) percent on each of the second, third, fourth and fifth anniversaries of the date of grant; provided, that, Employee is employed as of the relevant vesting date; provided, further, that, if Employee’s employment is terminated by reason of his death, Complete Disability, by Employer for any reason other than Cause or by Employee under Subparagraph 7(f) or 7(g), the Options shall automatically become immediately vested and exercisable in full and remain exercisable for five (5) years following such termination of employment, but in no event beyond the ten (10) year term of each Option; (iv) each Option shall be exercisable for the ten (10) year period following the date of grant; and (v) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof.

11. CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, (x) except as may be required or appropriate in connection with his carrying out his duties under this Agreement, (y) without the prior express written approval of Employer or (z) unless required by law or court order and for the Term, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer’s confidential data, including, but not limited to, (a) information, drawing, sketches, plans or other documents concerning Employer’s business or development plans, customers or suppliers or those of Employer’s Affiliates, (b) Employer’s or its Affiliates’ development, design, construction or sales and marketing methods or techniques, or (c) Employer’s trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this Paragraph 11 shall not expire, shall survive this Agreement and shall be binding on Employee without regard to the passage of time or other events.

12. RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee hereby covenants and agrees that, (i) during the Term or for such period as Employee receives cash compensation under this Agreement, whichever period is shorter, or (ii) in the event of a termination pursuant to Subparagraph 7(h), for one year after the date of such termination, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a closely held corporation, shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any gaming business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or have publicly announced a plan for gaming operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Paragraph 12 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public. Notwithstanding the foregoing, the provisions of this Subsection 12(a) shall not apply in the event of a termination under Subparagraph 7(f) or 7(g).

(b) Employee hereby further covenants and agrees that, for the applicable period described in Subparagraph 12(a), Employee shall not directly or indirectly solicit or attempt to solicit for employment any management level employee of Employer or Employer’s Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or have publicly announced a plan for gaming operations.

13. ARBITRATION. If any contest or dispute arises between the parties with respect to this Agreement, or a breach thereof, such contest or dispute shall be submitted to binding arbitration for resolution in Las Vegas, Nevada, in accordance with Commercial

Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own legal fees and expenses relating to such arbitration, regardless of outcome, unless the arbitrator determines that the other party has acted in bad faith.

14. BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

15. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

16. ASSIGNMENT. Neither party shall assign this Agreement or delegate his or its duties hereunder without the express written prior consent of the other party. Any purported assignment violation of this Paragraph 16 shall be null and void and of no force or effect.

17. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with Nevada law, without regard to conflicts of law principles.

19. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:

Wynn Resorts, Limited

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attn: Stephen A. Wynn

WITH A COPY THAT SHALL NOT BE NOTICE TO:

Wynn Resorts, Limited

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attn: Legal Department

TO EMPLOYEE:

Ronald J. Kramer

829 Park Avenue

New York, New York 10021

WITH A COPY THAT SHALL NOT BE NOTICE TO:

Steven M. Pesner, P.C.

Akin Gump Strauss Hauer & Feld, LLP

590 Madison Avenue

New York, New York 10022

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Paragraph 19.

20. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

21. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

22. WAIVER. None of the terms of this Agreement, including this Paragraph 22, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

23. PAROL. This Agreement constitutes the entire agreement between the Employer and Employee with respect to the subject matter hereto and this Agreement supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee’s employment with Employer or Employer’s Affiliates.

24. NONCONTRAVENTION. Each party represents that neither he nor it is prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declarations of trust, or any agreement to which he or it is a party.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN RESORTS, LIMITED		EMPLOYEE

By:	/s/ Stephen A. Wynn	/s/ Ronald J. Kramer
	Stephen A. Wynn Chief Executive Officer	Ronald J. Kramer

EXHIBIT 1

Indemnification and Gross-Up for Excise Taxes

(a) Employer shall indemnify and hold Employee harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorney’s fees and costs) which Employee may incur as a result of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of state or local income tax law (the “Excise Tax”), to the end that Employee shall be placed in the same tax position with respect to the Severance Payment under Employee’s Employment Agreement and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted. In furtherance of such indemnification, Employer shall pay to Employee a payment (the “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes, including income taxes and the Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of Employee’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), Employee shall be placed in the same tax position with respect to the Severance Payment under this Plan and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted. When Employer pays Employee’s Severance Payment, it shall also pay to Employee a Gross-Up Payment for the Severance Payment and any other payments in the nature of compensation that Employer determines are “excess parachute payments” under Section 280G(b)(1) of the Code (“Excess Parachute Payments”). If, through a determination of the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”), or a judgment of any court, Employee becomes liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, Employer shall pay Employee an additional Gross-Up Payment to make Employee whole for such additional Excise Tax; provided, however, that, pursuant to Subparagraph (c) below, Employer shall have the right to require Employee to protest, contest, or appeal any such determination or judgment. For purposes of this Exhibit 1, any amount that Employer is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid to Employee.

(b) Upon payment to Employee of a Gross-Up Payment, Employer shall provide Employee with a written statement showing Employer’s computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth Employer’s determination of the amount of gross income Employee is required to recognize as a result of such payments and Employee’s liability for Excise Tax. Employee shall cause his federal, state, and local income tax returns for the period in which Employee receives such Gross-Up Payment to be prepared and filed in accordance with such statement, and, upon such filing, Employee shall certify in writing to Employer that such returns have been prepared and filed. Notwithstanding the provisions of this Exhibit 1, Employer shall not be obligated to indemnify Employee from and against any tax liability, cost or expense (including, without limitation, any liability for the Excise Tax or attorney’s fees or costs) to the extent such tax liability, cost or expense is attributable to your failure to comply with the provisions of this Exhibit 1.

(c) If any controversy arises between Employee and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment Employee receives from Employer as an Excess Parachute Payment, or with respect to any return which a Taxing Authority asserts should show an Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (“Controversy”), Employer shall have the right to participate with Employee in the handling of such Controversy Employer shall have the right, solely with respect to a Controversy, to direct Employee to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and Employee shall not take any of such steps without the prior written approval of Employer, which Employer shall not unreasonably withhold. If Employer so elects, Employee shall be represented in any Controversy by attorneys, accountants, and other advisors selected by Employer, and Employer shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability Employee may incur as a result of such payment. Employee shall promptly notify Employer of any communication with a Taxing Authority, and Employee shall promptly furnish to Employer copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. Employee shall cooperate fully with Employer in the handling of any Controversy by furnishing Employer an information or documentation relating to or bearing upon the Controversy; provided, however, that Employee shall not be obligated to furnish to Employer copies of any portion of his or her tax returns which do not bear upon, and are not affected by, the Controversy.

(d) Employee shall pay over to Employer, with ten (10) days after receipt thereof, any refund Employee receives from any Taxing Authority of all or any portion of the Gross-Up or Excise Tax, together with any interest Employee receives from such Taxing Authority on such refund. For purposes of this Exhibit 1, a reduction in Employee’s tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be a refund. If Employee would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, Employee shall pay the amount of such offset over to Employer, together with the amount of interest Employee would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

EXHIBIT 2

TMP Worldwide

Griffon Corp.

Aeroflex Inc.